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|          FORM 3           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
                                                                                                       | OMB Number:     3235-0104 |
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES         | Expires: January 31, 2005 |
                                                                                                       | Estimated average burden  |
                                     Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
                                      Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
                                             Company Act of 1935 or Section 30(h) of the
(Print or Type Responses)                          Investment Company Act of 1940
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| 1. Name and Address of               | 2. Date of Event     | 4. Issuer Name and Ticker or          | 6. If Amendment,           |
|    Reporting Person*                 |    Requiring         |    Trading Symbol                     |    Date of Original        |
|                                      |    Statement         |                                       |    (Month/Day/Year)        |
|                                      |    (Month/Day/Year)  |The Smith & Wollensky Restaurant Group,|                            |
|  Terry         David                 |                      |Inc. (SWRG)                            |                            |
----------------------------------------    01/01/03          -----------------------------------------             N/A            |
|   (Last)      (First)    (Middle)    -----------------------| 5. Relationship of Reporting Person(s)------------------------------
|                                      |  3. IRS              |     to Issuer (Check all applicable)  | 7. Individual or           |
|                                      |     Identification   |                                       |    Joint/Group Filing      |
|c/o The Smith & Wollensky Restaurant  |     Number of        |    |_| Director        |_| 10% Owner  |    (Check Applicable Line) |
|Group, Inc., 1114 First Avenue        |     Reporting Person,|    |X| Officer         |_| Other      |                            |
----------------------------------------     if an entity     |        (give               (specify   | |X| Form filed by          |
|               (Street)               |     (voluntary)      |         title               below)    |     One Reporting Person   |
|                                      |                      |         below)                        |                            |
|                                      |                      |                                       | |_| Form filed by More than|
|                                      |                      |                                       |     One Reporting Person   |
|  New York       New York     10021   |                      |    Executive Vice President           |                            |
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|      (City)      (State)      (Zip)  |                    Table I -- Non-Derivative Securities Beneficially Owned                |
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| 1. Title of Security                           | 2. Amount of Securities | 3. Ownership Form: | 4. Nature of Indirect Beneficial |
|    (Instr. 4)                                  |    Beneficially Owned   |    Direct (D) or   |    Ownership (Instr. 5)          |
|                                                |    (Instr. 4)           |    Indirect (I)    |                                  |
|                                                |                         |    (Instr. 5)      |                                  |
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|Common stock, par value $0.01 per share         |         1,000           |         (D)        |                                  |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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| FORM 3 (continued)                         Table II -- Derivative Securities Beneficially Owned                                  |
|                                       (e.g., puts, calls, warrants, options, convertible securities)                             |
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| 1. Title of          | 2. Date Exercisable    | 3. Title and Amount of Securities | 4. Conver-    | 5. Owner-     | 6. Nature    |
|    Derivative        |    and Expiration Date |    Underlying Derivative Security |    sion or    |    ship       |    of        |
|    Security          |    (Month/Day/Year)    |    (Instr. 4)                     |    Exercise   |    Form of    |    Indirect  |
|    (Instr. 4)        --------------------------------------------------------------    Price of   |    Derivative |    Bene-     |
|                      | Date      | Expira-    |                      | Amount     |    Derivative |    Security:  |    ficial    |
|                      | Exer-     | tion       |                      | or         |    Security   |    Direct     |    Ownership |
|                      | cisable   | Date       |         Title        | Number     |               |    (D) or     |    (Instr.   |
|                      |           |            |                      | of         |               |    Indirect   |     5)       |
|                      |           |            |                      | Shares     |               |    (I)        |              |
|                      |           |            |                      |            |               |    (Instr. 5) |              |
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|Incentive Stock Option|           |            |                      |            |               |               |              |
|(Right to Buy)        |    (1)    | 7/9/2011   |  Common Stock        |  20,000    |  $5.70        | D             |              |
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Explanation of Responses:

(1) This option provides for vesting in five equal annual increments, ending on July 9, 2006. As of the date of this report, the option has vested as to 4,000 shares of common stock and will vest as to an additional 4,000 shares on each of July 9, 2003, July 9,
2004, July 9, 2005 and July 9, 2006.

**   Intentional misstatements or omissions of facts
     constitute Federal Criminal Violations. See 18 U.S.C.
     1001 and 15 U.S.C. 78ff(a).
|
Note:  File three copies of this Form, one of which must be                    /s/ David Terry                      2/25/2003
       manually signed. If space is insufficient, See                 -----------------------------------    -----------------------
       Instruction 6 for procedure.                                     **Signature of Reporting Person                Date

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.